Beate Ruhle-Bukhardt

Nov 2, 2010

Mr. Derek Ivany, CEO
7 Ingram Drive
Suite 128
Toronto, Ontario

Dear Mr. Ivany,

This letter sets forth the basis on which Beate Ruhle-Bukhardt, an independent contractor (“Beate”) is engaged by Ivany Nguyen, Inc. (the “Company”) to act as a consultant for business development program in germany for a one-year period beginning the date of this agreement.

1.	Nature of Services

Network shall provide the following services:
a)
Advise the Company with respect to its strategic planning process and business plans including an analysis of markets, positioning, financial models, organization structure, potential strategic alliances and regulatory requirements

b)	Assist the Company in business development activities including the introduction of potential new business contracts in Germany
c)	Work closely with the Company’s Management to develop a set of long and short-term goals with special focus on enhancing corporate and shareholder value.
d)
Network will assist the Company in identifying companies in the targeted industries, which may include public companies, divisions of public companies, and privately held companies, and after evaluating such companies, assist in ranking them in terms of priority and provide an opinion as to value and the price level necessary to consummate a transaction.

Specific Services:
(a)	Business Development in “Munich, Frankfurt & Dusseldorf”
(b)	Merger and acquisition advisory services
(c)	Company marketing and positioning strategies

2.	Compensation for Services

(A)	In consideration for the above described services, the Company agrees to issue to Network or its designees 200,000 shares registered under S8
(B)	All Amounts which are pre-approved by the company resulting in travel and other related costs.

3.	Indemnity

Each party shall indemnify the other and its partners, officers, directors, and employees against all claims, damages, liability, and litigating expenses (including the expense of investigation and defending such claims) as the same as incurred, relating to or arising out of its activities hereunder, except to the extent that any claims, damages, liability, or expense, if found on a final judgment by a court of law to have resulted from the other’s willful misconduct or gross negligence in performing the services described above.

4.	Termination

This Agreement may be terminated after six months by either party at the end of any subsequent calendar month.  The terminating party shall give written notice to the other party at least fifteen days prior to such termination.  However, all shares issued pursuant to this Agreement will remain in effect.

5.	Entire Agreement

This Agreement sets forth the entire understanding of the parties relating to the subject matter hereof, and supersedes and cancels any prior communications, understanding, and agreements between the parties.  This Agreement cannot be modified or changed, nor can any of its provisions be waived, except in writing signed by all parties.

6.	Governing Law

This Agreement shall be governed by the laws of the State of Bavaria.  The parties hereto agree to submit to the jurisdiction of the Supreme Court of the State of Bavaria for the determination of any dispute arising this Agreement or in any action to enforce the terms hereof.

Please confirm the foregoing is in accordance with your understanding by signing and returning to us the duplicate of this letter.

Accepted and Agreed to:

By: /s/ Derek Ivany
Derek Ivany
Chief Executive Officer
Ivany Nguyen Inc.

By: /s/ Beate Ruhle-Burkhardt
Beate Ruhle-Burkhardt
Consultant